Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Financial Statements and Supplemental Schedule

To Accompany 2012 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2012 and 2011

Savings Plan of Xerox Corporation and

the Xerographic Division, Rochester Regional

Joint Board on Behalf of Itself and Other Regional

Joint Boards

Index

December 31, 2012 and 2011

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Savings Plan of Xerox Corporation and

the Xerographic Division, Rochester Regional Joint Board

on Behalf of Itself and Other Regional Joint Boards

In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plan”) at December 31, 2012 and 2011, and the changes in assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

June 21, 2013

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Statements of Assets Available for Benefits

December 31, 2012 and 2011

(in thousands)	2012	2011

ASSETS
Investment interest in Master Trust at fair value (Note 4)	$242,908	$241,090
Participant loans receivable	11,018	11,003
Employer contributions receivable	492	481

Total assets	254,418	252,574

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts (Note 2 and 6)	—	(1,992)

Assets available for benefits	$254,418	$250,582

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Statement of Changes in Assets Available for Benefits

Year Ended December 31, 2012

(in thousands)

Additions to assets attributed to
Contributions
Participant	$5,514
Employer	1,712
Rollovers (from RIGP – Union) (Note 9)	1,886

Total contributions	9,112
Interest income on participant loans	1,156
Net appreciation from plan interest in Master Trust, net of administrative expenses	19,161

Total additions	29,429

Deductions from assets attributed to
Benefits paid to participants	25,550
Transfers out to affiliated plan (Note 9)	8
Administrative expenses	35

Total deductions	25,593

Net increase	3,836

Assets available for benefits
Beginning of year	250,582

End of year	$254,418

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

1.	Description of the Plan

The following description of the Plan provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all domestic full and part-time Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Union”) employees of Xerox Corporation (the “Company”). Employees are eligible to participate in the Plan immediately upon date of hire.

Administration

The Joint Administrative Board (“JAB”) is the plan administrator and is responsible for the general administration of the plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company. Aon Hewitt was the record keeper of the Plan through December 31, 2012.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan document) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the plan year may make an additional catch-up contribution up to $5,500. Participants direct the investment of their contributions into various investment options offered by the Plan.

As it relates to employees hired prior to January 1, 2006, eligible employees receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis, which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (“IRS”) 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year.

Eligible employees hired on or after January 1, 2006 receive a Company match of 50 cents on the dollar up to 4% of pay saved on a before-tax basis, which equals a maximum match of 2% of annual pay up to the IRS 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year. Eligible employees hired on or after January 1, 2006 also automatically receive a 4% of pay contribution to the Plan.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service) when service is terminated can receive installments.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Investment Options

Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 15 Focused Strategy Funds that include passively and actively managed options and a stable value option, and the Company stock fund.

Effective May 30, 2012 the following changes were made to the Plan:

•	The Income Fund was replaced with a Money Market Fund.

•	An Active Short Term Bond option was added to the investment options.

•	An Active Global Bond Fund was added to the investment options.

Participant Loans Receivable

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set on January 1, April 1, July 1, and October 1 by the plan administrator. Principal and interest payments on the loans are redeposited into the participants’ accounts based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 9.5% at December 31, 2012 and 4.25% to 9.25% at December 31, 2011, with loans maturing at various dates through 2026.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely; however, the Company and the Union reserve the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Participant Loans Receivable

Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of the common collective trusts are valued at the net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

As described by Accounting Standards Codification (“ASC”) 946-210-45 through 946-210-55, Reporting of Fully Benefit-Responsive Investment Contracts, investments relating to fully benefit responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the ASC, the statements of assets available for benefits present the fair value of the Master Trust’s investment in the Stable Value Option (Note 6) and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage – related securities may expose the Plan to a lower rate of return upon reinvestment of the principal.

The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are of two types: (i) those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. Plan management does not believe the adoption of this update will have a material impact on the Plan’s financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

In December 2011, the FASB issued ASU 2011-11 Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities that requires additional information regarding financial instruments and derivatives instruments that are offset or subject to an enforceable master netting arrangement or similar agreement. The amendment is effective for the Plan on January 1, 2013. Plan management does not anticipate that the adoption of the amendment will have a material effect on the Plan’s financial statements.

3.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated November 11, 2012, covering Plan amendments adopted through December 5, 2012, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

4.	Master Trust

As discussed in Note 2, the plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2012	2011

Xerox Corporation Savings Plan	52.7%	53.7%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.0%	3.1%

Xerox Corporation Retirement Income Guarantee Plan	41.2%	40.2%

Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.1%	3.0%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

	2012	2011

Assets
Investments at fair value
Short term investments	$464,180	$289,721
Fixed income investments	1,457,022	2,517,317
Xerox common stock	190,970	171,689
Registered investment companies	957,398	219,573
Common and preferred stock	1,425,483	1,321,217
Common collective trusts	3,055,718	2,765,321
Interest in real estate trusts	56,720	79,131
Interest in partnerships / joint ventures	408,639	439,423
Interest in restricted stock	26	1,508
Unrealized gain on foreign exchange contracts	3,894	8,461
Purchased options and swaptions	24,009	29,300
Variation margin on derivative instruments	45	173
Premiums paid for open swap contracts	142	1,987
Unrealized gain on open swap contracts	2	11,833

	8,044,248	7,856,654

Cash	1,292	1,980
Cash, segregated	—	59
Receivables
Accrued dividends and interest	19,191	27,651
Receivable for securities sold	96,992	14,218

Total assets	8,161,723	7,900,562

Liabilities
Due to broker	19,375	—
Payable for securities purchased	28,582	85,730
Accrued expenses	9,009	11,784
Unrealized loss on foreign exchange contracts	5,636	652
Options and swaptions written at value (premium received $ 4,464 and $ 17,489)	591	6,304
Variation margin on derivative instruments	237	165
Premiums received for open swap contracts	93	—
Unrealized loss on open swap contracts	4,473	422
Other	67,107	2,093

Total liabilities	135,103	107,150

Net assets of the Master Trust	$8,026,620	$7,793,412

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Statement of Changes in Net Assets of the Master Trust is as follows for the year ended December 31, 2012:

(in thousands)

Additions to net assets attributable to
Investments
Interest and dividends (net of withholding taxes of $ 436)	$133,419
Net appreciation of investments	622,822
Other	41,739

Total additions from investments	797,980

Deductions from net assets attributable to
Net transfers out of Master Trust *	530,081
Administrative expenses	34,691

Total deductions	564,772

Net increase in net assets available for benefits	233,208

Net assets available for benefits
Beginning of year	7,793,412

End of year	$8,026,620

*	Net transfers include employer contributions, employee contributions, benefit payments and other transfers.

Investment Strategy Fiduciary

The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (“XRIC”). XRIC has been delegated investment fiduciary authority by the JAB. The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

During 2012, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2012:

(in thousands)
Fixed income investments	86,038
Registered investment companies	29,636
Common and preferred stock	196,855
Common collective trusts	357,190
Xerox common stock	(38,505)
Futures contracts	2,265
Foreign currency contracts	(1,466)
Options and swaptions contracts	(29,588)
Interest in real estate trusts	(12,706)
Interest in partnerships / joint ventures	38,422
Swap contracts	(5,319)

Net appreciation	$622,822

5.	Fair Value Measurement

ASC 820 defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:	Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:	Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan Administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Our primary Level 3 assets are Real Estate and Private Equity/Venture Capital investments. The fair value of our real estate investment funds are based on the Net Asset Value (“NAV”) of our ownership interest in the funds. NAV information is received from the investment advisers and is primarily derived from third-party real estate appraisals for the properties owned. The fair value for our private equity/venture capital partnership investments are based on our share of the estimated fair values for the underlying investments held by these partnerships as reported in their audited financial statements. The valuation techniques and inputs for our Level 3 assets have been consistently applied for all periods presented. The investment advisers are selected by the Xerox Retirement Investment Committee (“XRIC”), (see page 10). The authority for monitoring the valuation process of all investments is delegated by the XRIC to the Chief Investment Officer to whom the Xerox Trust Investment group reports. The Trust Investment group meets with investment advisers and performs quarterly reviews of the funds’ fair value measurements with investment advisers comparing those valuations to similar funds’ valuations outside of the Master Trust. Any changes in the fair value measurements are followed up and brought to the XRIC’s attention at their quarterly meetings.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

According to the hierarchy each fund was assigned level 1, 2 or 3 based on where each fund’s assets were invested in.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
Assets:	Level 1	Level 2	Level 3	Total
Short term investments	$—	$464,180	$—	$464,180
Xerox common stock	190,970	—	—	190,970
Common and preferred stock
U.S. large cap	724,584	—	—	724,584
U.S. mid cap	233,811	—	—	233,811
U.S. small cap	216,288	—	—	216,288
Internationally developed	176,702	—	184	176,886
Emerging markets	73,914	—	—	73,914
Common collective trusts
Domestic equity	—	373,857	—	373,857
Fixed income	—	492,351	—	492,351
International equity	—	489,481	—	489,481
Emerging markets	—	82,675	—	82,675
Domestic / International equity / Fixed Income	—	1,617,354	—	1,617,354
Registered investment companies
Domestic equity	744,850	—	—	744,850
International equity	33,243	—	—	33,243
Emerging markets	179,305	—	—	179,305
Fixed income investments
Debt securities issued by government	—	458,937	—	458,937
Corporate bonds	—	924,897	—	924,897
Municipal bonds	—	67,190	—	67,190
Asset backed securities	—	5,998	—	5,998
Interest in partnerships / joint ventures	—	96,282	312,357	408,639
Interest in real estate trusts	—	—	56,720	56,720
Interest in restricted stock	—	—	26	26
Purchased options and swaptions	5,724	18,285	—	24,009
Unrealized gain on foreign exchange contracts	—	3,894	—	3,894
Unrealized gain on futures contracts *	44	—	—	44
Unrealized gain on swap contracts	—	2	—	2

Total investment assets at fair value	$2,579,435	$5,095,383	$369,287	$8,044,105

	Investment Liabilities at Fair Value as of December 31, 2012
Liabilities:	Level 1	Level 2	Level 3	Total
Written options and swaptions	$436	$155	$—	$591

Unrealized loss on foreign exchange contracts	—	5,636	—	5,636
Unrealized loss on futures contracts *	492	—	—	492
Unrealized loss on swap contracts	—	4,473	—	4,473

Total investment liabilities at fair value	$928	$10,264	$—	$11,192

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$453,949	$—	$453,949
Xerox common stock	92,991	—	—	92,991
Common and preferred stocks
U.S. large cap	288,955	—	—	288,955
U.S. mid cap	158,398	—	—	158,398
U.S. small cap	154,763	—	—	154,763
International equity	43,270	—	—	43,270
Common collective trusts
Domestic equity	—	345,533	—	345,533
Fixed income	—	329,718	—	329,718
International equity	—	320,518	—	320,518
Domestic / International equity / Fixed Income	—	1,617,354	—	1,617,354
Registered investment companies
Domestic equity	655,493	—	—	655,493
International equity	9,054	—	—	9,054
Interest in restricted stock	—	—	26	26

Total investment assets at fair value	$1,402,924	$3,067,072	$26	$4,470,022

There were no significant transfers between levels 1 and 2 of the fair value hierarchy during the year.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Below are the Master Trust and Defined Contributions Plans tables for 2011.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
Assets:	Level 1	Level 2	Level 3	Total
Short term investments	$—	$289,721	$—	$289,721
Xerox common stock	171,689	—	—	171,689
Common and preferred stock
U.S. large cap	639,493	—	—	639,493
U.S. mid cap	219,013	—	—	219,013
U.S. small cap	226,469	—	—	226,469
Internationally developed	172,824	—	—	172,824
Emerging markets	63,418	—	—	63,418
Common collective trusts
Domestic equity	—	416,707	—	416,707
Fixed income	—	391,402	—	391,402
International equity	—	528,865	—	528,865
Domestic / International equity / Fixed Income	—	1,428,347	—	1,428,347
Registered investment companies
Domestic equity	166,943	—	—	166,943
International equity	52,630	—	—	52,630
Fixed income investments
Debt securities issued by government	—	1,163,420	—	1,163,420
Corporate bonds	—	1,092,888	—	1,092,888
Municipal bonds	—	87,648	—	87,648
Asset backed securities	—	173,361	—	173,361
Interest in partnerships / joint ventures	—	125,457	313,966	439,423
Interest in real estate trusts	—	—	79,131	79,131
Interest in restricted stock	—	—	1,508	1,508
Purchased options	29,300	—	—	29,300
Unrealized gain on foreign exchange contracts	—	8,461	—	8,461
Unrealized gain on futures contracts *	1,829	—	—	1,829
Unrealized gain on swap contracts	—	11,833	—	11,833

Total investment assets at fair value	$1,743,608	$5,718,110	$394,605	$7,856,323

	Investment Liabilities at Fair Value as of December 31, 2011
Liabilities:	Level 1	Level 2	Level 3	Total
Options written at value	$6,304	$—	$—	$6,304
Unrealized loss on futures contracts *	657	—	—	657
Unrealized loss on foreign exchange contracts	—	652	—	652
Unrealized loss on swap contracts	—	422	—	422

Total investment liabilities at fair value	$6,961	$1,074	$—	$8,035

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statement of Net Assets of the Master Trust.

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$275,925	$—	$275,925
Xerox common stock	123,761	—	—	123,761
Common and preferred stocks
U.S. large cap	255,431	—	—	255,431
U.S. mid cap	149,264	—	—	149,264
U.S. small cap	163,991	—	—	163,991
International equity	25,357	—	—	25,357
Common collective trusts
Domestic equity	—	322,060	—	322,060
Fixed income	—	234,782	—	234,782
International equity	—	296,216	—	296,216
Domestic / International equity / Fixed Income	—	1,428,347	—	1,428,347
Fixed income
Debt securities issued by government	—	677,992	—	677,992
Corporate bonds	—	213,586	—	213,586
Asset backed securities	—	167,656	—	167,656
Registered investment companies
Domestic equity	94,107	—	—	94,107
Interest in restricted stock	—	—	1,508	1,508
Unrealized gain on futures contracts *	1,249	—	—	1,249

Total investment assets at fair value	$813,160	$3,616,564	$1,508	$4,431,232

	Investment Liabilities at Fair Value as of December 31, 2011
Liabilities:	Level 1	Level 2	Level 3	Total
Unrealized loss on futures contracts *	$390	$—	$—	$390

Level 3 Investment Assets

The level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the partnerships, real estate funds and investments in restricted stock. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2012. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
	Partnerships	Real estate	Restricted stock	Common Stock	Total
Balance, beginning of year	$313,966	$79,131	$1,508	$—	$394,605
Additions:
Realized gains	21,679	4,189	—	—	25,868
Change in unrealized gains *	14,992	6,212	—	—	21,204
Purchases, issuances	20,102	818	26	184	21,130

	$56,773	$11,219	$26	$184	$68,202

Deductions:
Realized losses	$(2,417)	$(1,665)	$—	$—	$(4,082)
Change in unrealized losses *	(8,149)	(2,018)	—	—	(10,167)
Sales, settlements	(47,816)	(29,947)	—	—	(77,763)
Transfer out	—	—	(1,508)	—	(1,508)

	$(58,382)	$(33,630)	$(1,508)	$—	$(93,520)

Balance, end of year	$312,357	$56,720	$26	$184	$369,287

*	Change in unrealized gains (losses) relating to investments held at December 31, 2012 was $6,214,000, which is comprised of Partnerships of $6,843,000 and Real Estate of ($629,000).

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2011
	Partnerships	Real estate	Restricted stock	Total
Balance, beginning of year	$325,350	$72,548	$—	$397,898
Additions:
Realized gains	19,053	5,233	—	24,286
Change in unrealized gains *	15,073	10,023	208	25,304
Purchases, issuances	30,632	1,506	1,300	33,438

	$64,758	$16,762	$1,508	$83,028

Deductions:
Realized losses	$(790)	$(1,432)	$—	$(2,222)
Change in unrealized losses *	(13,150)	(1,031)	—	(14,181)
Sales, settlements	(62,202)	(7,716)	—	(69,918)

	$(76,142)	$(10,179)	$—	$(86,321)

Balance, end of year	$313,966	$79,131	$1,508	$394,605

*	Change in unrealized gains (losses) relating to investments held at December 31, 2011 was $11,123,000, which is comprised of Partnerships of $1,923,000, Real Estate of $8,992,000, and Restricted Stock of $208,000.

Below are the investments greater than 5% of the Master Trust net assets:

(in thousands)
Assets	2012	2011

Vanguard Prime Money Market Fund	$440,880	$—
Vanguard Fiduciary Trust Company Target	721,027	698,346
JPMCB Liquidity Fund	441,233	—

Total	$1,603,140	$698,346

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share at December 31, 2012

	Fair Value (in millions)		Unfunded Commitments (in millions)	Remaining Life	Redemption Frequency (if currently eligible)	Trade to Settlement Terms	Redemption Notice Period

Commingled fund investing in Fixed Income [1]	$492.4		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in Domestic Equity [1]	$374.0		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in International Equity [1]	$489.5		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in Emerging Markets [1]	$82.7

Commingled fund investing in mutual funds investing in fixed income and equity securities [1]	$1,617.4		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Partnership Fund investing in International Equity [2]	$96.3		—	N/A	monthly	1 to 3 days	15 days

Private Equity Funds [3]	$312.4		$42.5	1 to 6 years	N/A	N/A	N/A

Private Real Estate Funds [4]	$56.7		$4.9	1 to 7 years	N/A	N/A	N/A

Total	$3,521.4	**	$47.4

**	The amount represents certain investments of the Master Trust that calculate net asset value per share.
[1]

These categories represent investments in Common Collective Trusts investing in domestic equity, international equity and fixed income securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.

[2]

This category includes two partnership funds that invest in international equity. The funds allow for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the preceding month for redemptions and contributions.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

[3]

This category includes 14 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 6 years. Unfunded commitments of $42.5M remain on seven of the funds.

[4]

This category includes 15 investments in domestic and international real estate funds. The fair value of these investments is estimated using the Net Assets Value (NAV) of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 1 to 7 years. Unfunded commitments of $4.9M remain in eleven of the funds.

6.	Stable Value Fund (Income Fund) Option

One of the participant directed investment options within the Master Trust was a stable value investment option (Income Fund) in which the Master Trust invested in investment grade fixed-income securities along with a series of investment contracts (“Wrap Contracts”) issued by insurance companies ING Life Insurance and Annuity Company, Pacific Life Insurance Company, Monumental Life Insurance Company and Prudential Insurance Company of America (“Wrap Issuers”). The underlying investments wrapped by the Wrap Contracts were invested in a series of broadly diversified bond portfolios with short- to intermediate-term bonds that include U.S. dollar denominated corporate bonds, U.S. dollar denominated government/agency securities, mortgage-backed and other asset-backed securities, money market instruments and other fixed income securities. Under the Wrap Contracts, the Wrap Issuers allowed maintenance of the Income Fund for participant reporting purposes at values reflecting principal plus credited interest. The net crediting rate of the Wrap Contracts could not be set below zero, so the contract value at least equaled the initial investment value of the investments constituting wrapped assets minus any redemptions from the Wrap Contracts. The net crediting rate generally was reset monthly. Assets not covered by the Wrap Contracts were generally invested in money market accounts and cash equivalents to provide necessary liquidity for participant withdrawals and exchanges. The periodical reset of the net crediting rate was affected by many factors, including but not limited to the investment performance of the wrapped assets, purchases and redemptions by participants, and changes in Income Fund investment strategies or procedures. The net crediting rate was influenced by the relationship of the fair value of the wrapped assets to the contract value of those wrapped assets. In calculating the net crediting rate, the ratio between the fair value and the contract value was generally amortized over the effective duration of the underlying investment. If the fair value of the wrapped assets was higher than their contract value, the net crediting rate will ordinarily be higher than the yield of the wrapped assets. Conversely, if the fair value of the wrapped assets was lower than their contract value, the net crediting rate would ordinarily be lower than the yield of the wrapped assets. Generally, the fair values of the wrapped assets moved in the opposite direction of interest rates.

Information regarding the Plan’s interest in the Income Fund is as follows:

(in thousands)	December 31, 2012 *	December 31, 2011	Change

Net assets at fair value	—	$100,066	$(100,066)
Net assets (at contract value)	—	98,074	(98,074)
Adjustment to contract value	—	(1,992)	1,992

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The average yields are as follows:

	December 31, 2012 *	December 31, 2011

Based on bond equivalent yield	—	1.06%
Based on interest rate credited to participants	—	1.58%

*	Stable value investment option was not held at December 31, 2012.

The Income Fund and the Wrap Contracts were designed to pay participant-initiated transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing investment options within the Plan) at contract value, which was the participant’s original investment minus redemptions plus accumulated interest based on the above mentioned crediting rates. However, the Wrap Issuers might limit the ability to transact at contract value upon the occurrence of certain events. These events included:

•

Merger, consolidation, sale of assets or other events (e.g., spin-offs or restructurings) within the control of a plan or a plan sponsor which resulted in redemptions in excess of the threshold established by the Wrap Contracts.

•	A mass layoff or early retirement incentive program or the filing of a petition in bankruptcy, which results in redemptions in excess of the threshold established by the Wrap Contracts.

Under certain conditions, the Wrap Issuer retained the right to terminate the contract at fair value. Reasons for termination include:

•	The Plan was disqualified by the Internal Revenue Service.

•	The Plan was terminated and its assets distributed to the participants.

•

The Income Fund ceased to meet its material obligations under the contract (such as a failure to comply with the investment guidelines or the addition of a competing investment option by a plan, etc.) and such breach was not cured within 30 days after notice.

•	The Income Fund assigned its interest in the contract without permission.

•	Upon investment manager termination, a new manager acceptable to the Wrap Issuers was not appointed within 30 days.

•	The Income Fund changed the underlying investment guidelines without the Wrap Issuer’s consent.

•	Investment discretion was granted to anyone except the manager or a sub-advisor appointed by the manager and this continued for 30 days after notice.

•	The Income Fund engaged in fraud or deceit relating to the Wrap Contract.

•	The Income Fund made any misrepresentation of material facts relating to the Wrap Contract.

•

A plan made a participant communication designed to induce participants to make transfers into or out of the Wrap Contract that the Wrap Issuers determined would materially and adversely impact their obligations under the Wrap Contract.

•	A plan made certain Plan amendments or alterations in Plan administration that the Wrap Issuers reasonably determined would materially and adversely impact their obligations under the Wrap Contract.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The Plan Administrator did not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants was probable.

The Wrap Contracts contained net withdrawal limits applicable solely to the Plan, whereby once net withdrawals exceeded a certain threshold, the Wrap Contracts reserved the right to make benefit payments at fair or market value instead of contract value.

There was no guarantee as to the future financial condition of a Wrap Issuer. The Wrap Issuer’s ability to meet its contractual obligations under the respective Wrap Contracts might be affected by future economic and regulatory developments in the insurance industries.

Effective February 1, 2011, the Plans entered into new Wrap Contracts. Individual contracts were executed with ING Life Insurance and Annuity Company, Pacific Life Insurance Company, Monumental Life Insurance Company and Prudential Insurance Company of America. Additional sub-advisors were also added to the Income Fund on February 1, 2011. The inclusion of a fourth wrap provider and additional underlying sub-advisors has allowed for the implementation of more conservative investment guidelines applicable to the Income Fund.

Effective May 30, 2012 the Income Fund was replaced with a Money Market Fund.

7.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, interest rate swaps, credit default swaps, swaptions and options. When engaging in forward currency contracts, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. During the year ended December 31, 2012, derivatives were used only in the defined benefit plans, during the year ended December 31, 2011, derivatives were used in both the defined benefit and defined contribution plans of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2012 and 2011, the value of currencies under forward currency contracts represents less than 1% of total investments.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

A summary of open forward currency contracts of the Master Trust at December 31, 2012 and 2011 is presented below:

	2012 (in thousands)			2011 (in thousands)
	Maturity Date	Notional Value	Unrealized Gain/ (Loss)	Maturity Date	Notional Value	Unrealized Gain/ (Loss)
Purchased:
Australian Dollar	2/13/2013	$3,710	$(46)	2/13/2012	$1,211	39
Brazilian Real	2/4/2013	6,364	25		—	—
Canadian Dollar	2/13/2013	758	(8)	2/13/2012	361	1
Danish Krone	2/13/2013	511	1		—	—
Euro	2/13/2013	48,137	150	2/13/2012	6,878	(46)
Hong Kong Dollar	12/14/2012	1,277	—		—	—
Japanese Yen	2/13/2013	20,142	(712)	2/13/2012	6,261	57
Mexican Peso	4/3/2013	90	—	3/15/2012	2,190	(76)
Norwegian Kroner	2/13/2013	567	16	2/13/2012	529	(16)
Pound Sterling	2/13/2013	25,959	110	2/13/2012	2,746	3
Singapore Dollar	2/13/2013	3,097	(2)	2/13/2012	717	3
Swedish Kroner	2/13/2013	3,884	85		—	—
Swiss Franc	2/13/2013	9,220	37	2/13/2012	482	—

		$123,716	$(344)		$21,375	$(35)

Sold:
Australian Dollar	2/13/2013	$4,415	$3	2/13/2012	$9,540	$(13)
Canadian Dollar	2/13/2013-3/21/2013	20,062	189	2/9/2012-2/13/2012	6,502	(6)
Danish Krone	2/13/2013	3,502	(92)	2/13/2012	3,980	239
Euro	2/13/2013	109,600	(2,914)	2/13/2012	89,538	5,369
Hong Kong Dollar	2/14/2013	3,036	—	2/13/2012	360	—
Japanese Yen	2/13/2013	41,900	3,278	2/13/2012	46,150	(495)
Mexican Peso		—	—	3/15/2012	2,106	14
Norwegian Kroner	2/13/2013	387	(3)		—	—
Pound Sterling	2/13/2013	59,568	(971)	2/13/2012	51,711	1,709
Singapore Dollar	2/13/2013	6,399	(2)	2/13/2012	4,812	101
Swedish Kroner	2/13/2013	9,408	(260)	2/13/2012	5,881	255
Swiss Franc	2/13/2013	22,794	(626)	2/13/2012	15,804	671

		$281,071	$(1,398)		$236,384	$7,844

Future Contracts

The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2012 and 2011, the unrealized gain/loss of future contracts represents less than 1% of total investments.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

As of December 31, 2012 and 2011, U.S. Government Securities and Senior Loans with market value of $266,724 and $2,702,252 respectively, as well as cash balances of $0 and $209,227, respectively were pledged to cover margin requirements for open futures contracts.

A summary of open equity and fixed income futures of the Master Trust at December 31, 2012 and 2011 is presented below:

(in thousands)
	2012 Contracts Long / (Short)	Notional Value (in thousands)	Unrealized Gain / (Loss) (in thousands)	2011 Contracts Long / (Short)	Notional Value (in thousands)	Unrealized Gain / (Loss) (in thousands)
90 day Eurodollar Future	—	$—	$—	513	$127,098	$1,115
US Treasury Notes 10 yr Future	—	—	—	102	13,375	115
US Treasury Notes 10 yr Future	(151)	(20,050)	27	(283)	(37,108)	(362)
US Treasury Notes 5 yr Future	—	—	—	158	19,475	75
US Treasury Notes 5 yr Future	(89)	(11,073)	—	(271)	(33,403)	(195)
US Treasury 2 yr Future	4	882	—	98	21,614	5
US Treasury 2 yr Future	—	—	—	(67)	(14,777)	(9)
US Treasury Bonds 30 yr Future	271	39,973	(492)	167	24,184	508
US Treasury Bonds Ultra Long Future	(16)	(2,602)	17	(60)	(9,611)	(80)

	19	$7,130	$(448)	357	$110,847	$1,172

Interest Rate and Credit Default Swaps and Swaptions

The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.

During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through valuation date. Swaps are marked to market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Assets and Liabilities. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The Master Trust’s International Swap and Derivatives Association Master Agreements (ISDA Agreements), which are separately negotiated with each counterparty, may contain provisions allowing, absent other considerations, a counterparty to exercise rights, to the extent not otherwise waived, against the Master Trust in the event the Master Trust’s net assets decline over a period of time by a predetermined percentage or decrease below a predetermined floor amount. The ISDA Agreements also contain certain provisions, absent other conditions, for the Master Trust to exercise rights, to the extent not otherwise waived, against counterparties, such as a decline in a counterparty’s credit rating below a specified level. Such rights for both the counterparty and the Master Trust often include the ability to terminate (i.e., close out) open contracts at prices which may favor the counterparty, which could have an adverse affect to the Master Trust. The ISDA Agreements with certain counterparties allow the Master Trust and counterparty to offset certain derivative instruments’ receivables or payables with collateral posted to a segregated custody account.

The following interest rate swap contracts were open at December 31, 2012:

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity date	1,000	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)
Goldman Sachs	Goldman Sachs	2.3%	Xerox	3-Month USD LIBOR	7/10/2032	14,100	—	(613)	(613)
Goldman Sachs	Goldman Sachs	2.3%	Xerox	3-Month USD LIBOR	7/26/2042	3,500	—	(360)	(360)
Deutsche Bank	Deutsche Bank	2.3%	Xerox	3-Month USD LIBOR	8/7/2032	9,600	—	(362)	(362)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	8/7/2042	9,500	—	(577)	(577)
Goldman Sachs	Goldman Sachs	2.6%	Xerox	3-Month USD LIBOR	9/12/2042	7,000	—	(185)	(185)
Goldman Sachs	Goldman Sachs	1.8%	Xerox	3-Month USD LIBOR	9/12/2022	11,800	—	(14)	(14)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	9/12/2032	11,800	—	(200)	(200)
Deutsche Bank	Deutsche Bank	1.8%	Xerox	3-Month USD LIBOR	11/7/2022	27,500	—	(103)	(103)
JP Morgan	JP Morgan	2.6%	Xerox	3-Month USD LIBOR	12/10/2042	8,800	—	(391)	(391)
JP Morgan	JP Morgan	1.6%	Xerox	3-Month USD LIBOR	12/10/2022	23,000	—	(365)	(365)
Goldman Sachs	Goldman Sachs	1.8%	Xerox	3-Month USD LIBOR	12/31/2022	9,250	—	2	2
JP Morgan	JP Morgan	2.4%	Xerox	3-Month USD LIBOR	12/10/2032	13,900	—	(461)	(461)
Deutsche Bank	Deutsche Bank	2.7%	Xerox	3-Month USD LIBOR	12/31/2042	3,500	—	(1)	(1)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	12/31/2032	7,000	—	(0)	(0)
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	6,500	17	17
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	12,600	—	—	—
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	5,700	14	14	—
Citi Bank	Xerox	1.5%	Citi Bank	3-Month USD LIBOR	1/4/2018	5,500	—	—	—

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The following credit default swap contracts were open at December 31, 2012:

Counterparty	Fixed rate	Reference Obligation	Maturity date	Buy / Sell	Notional amount ($ thousands)	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)

Morgan Stanley	5%	Block Financial LLC	12/20/2016	Buy	1,100	7	(124)	(131)

BNP PARIBAS S.A.	1%	CDX.NA.IG.9	12/20/2017	Buy	15,700	(93)	(197)	(104)

BNP PARIBAS S.A.	1%	CDX.NA.IG.9	12/20/2017	Buy	40,000	104	(502)	(606)

Credit default swap contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should a specified negative credit event(s) take place. The Master Trust entered into credit default swap contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security. As the purchaser of a credit default swap contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option either to deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

As the seller of a credit default swap contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a credit default swap contract is equal to the notional amount of the reference obligation.

As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For credit default swap contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. Credit default swap contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.

Credit default swap contracts can involve greater risks than if a plan had invested in the reference obligation directly since, in addition to general market risks, credit default swaps are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk and liquidity risk. The Master Trust will enter into credit default swap transactions only with counterparties that meet certain standards of creditworthiness.

At December 31, 2012, the Master Trust had pledged cash collateral of $400,000 and Government Securities of $484,149 to swap counterparties.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The following interest rate swap contracts were open at December 31, 2011:

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity date	Notional amount ($ thousands)	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)
Goldman Sachs	Goldman Sachs	2.81%	Xerox	3-Month USD LIBOR	9/8/2031	85,000	—	4,157	4,157
Goldman Sachs	Goldman Sachs	2.90%	Xerox	3-Month USD LIBOR	11/14/2041	75,250	1,850	4,660	2,810
Goldman Sachs	Goldman Sachs	2.17%	Xerox	3-Month USD LIBOR	9/8/2021	72,750	—	1,110	1,110
Deutsche Bank	Deutsche Bank	2.56%	Xerox	3-Month USD LIBOR	12/22/2031	52,000	—	660	660
Goldman Sachs	Goldman Sachs	2.59%	Xerox	3-Month USD LIBOR	10/6/2041	45,000	—	(149)	(149)
Credit Suisse	Credit Suisse	2.70%	Xerox	3-Month USD LIBOR	11/4/2031	16,750	—	533	533
Credit Suisse	Credit Suisse	3.19%	Xerox	3-Month USD LIBOR	8/19/2041	16,000	—	1,976	1,976
Deutsche Bank	Deutsche Bank	2.65%	Xerox	3-Month USD LIBOR	12/22/2041	13,400	—	139	139
Credit Suisse	Credit Suisse	2.17%	Xerox	3-Month USD LIBOR	11/4/2021	10,000	—	143	143
Deutsche Bank	Xerox	2.22%	Deutsche Bank	3-Month USD LIBOR	9/6/2021	10,000	—	(197)	(197)
Credit Suisse	Credit Suisse	2.81%	Xerox	3-Month USD LIBOR	11/4/2041	7,000	—	305	305

The following credit default swap contracts were open at December 31, 2011:

Counterparty	Fixed rate	Reference Obligation	Maturity date	Buy / Sell	Notional amount ($ thousands)	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)

Morgan Stanley	5.00%	Block Financial LLC	12/20/2016	Buy	1,100	7	7	—

Citi Bank	1.00%	CDX.NA.IG.9	12/20/2017	Buy	6,200	130	54	(76)

In 2011, the Master Trust posted $150,000 of cash collateral to swap counterparties.

The following swaption contracts were open at December 31, 2012:

Written / Purchased	Pay / Receive floating rate	Description	Counterparty	Floating rate index	Exercise rate	Expiration date	Notional amount ($ thousands)	Value
Written	Receive	5 - Year Interest Rate Swaption (Call)	BOA	3-Month USD-LIBOR	0.8%	3/18/2013	(12,700)	(13)
Written	Receive	5 - Year Interest Rate Swaption (Call)	GS	3-Month USD-LIBOR	0.8%	3/18/2013	(41,200)	(42)
Written	Receive	5 - Year Interest Rate Swaption (Call)	BOA	3-Month USD-LIBOR	0.8%	2/19/2013	(13,400)	(10)
Written	Receive	5 - Year Interest Rate Swaption (Call)	MS	3-Month USD-LIBOR	0.8%	2/19/2013	(16,700)	(13)
Written	Receive	7 - Year Interest Rate Swaption (Call)	GS	3-Month USD-LIBOR	1.2%	3/18/2013	(2,500)	(7)
Written	Receive	5 - Year Interest Rate Swaption (Call)	MS	3-Month USD-LIBOR	0.8%	3/18/2013	(3,200)	(6)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	1.4%	3/18/2013	(13,000)	(4)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	2.0%	3/18/2013	(2,200)	—
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.2%	3/18/2013	(3,200)	(3)
Written	Pay	5 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.2%	3/18/2013	(12,700)	(11)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	1.2%	3/18/2013	(28,300)	(24)
Written	Pay	5 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.2%	2/19/2013	(13,400)	(4)
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.2%	2/19/2013	(16,700)	(6)
Written	Pay	7 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.7%	3/18/2013	(1,600)	(3)
Written	Pay	7 - Year Interest Rate Swaption (Put)	GS	3-Month USD-LIBOR	1.7%	3/18/2013	(2,500)	(5)
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.4%	6/17/2013	(2,400)	(4)
Purchased	Pay	10 - Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	2.3%	3/14/2014	145,700	5,348
Purchased	Pay	20 - Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	2.7%	3/14/2014	284,000	12,937

The Master Trust may write or purchase interest rate swaption agreements which are options to enter into a pre-defined swap agreement by some specified date in the future. The writer of the swaption becomes a

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

counterparty to the swap if the buyer exercises. The interest rate swaption agreement will specify whether the buyer of the swaption will be a fixed rate receiver or a fixed rate payer upon exercise. Options on swap contracts are considered over-the-counter financial derivative instruments that derive their value from underlying asset prices, indices, reference rates, and other inputs or a combination of these factors. These contracts are normally valued on the basis of broker dealer quotations or by pricing service providers.

In 2012, total premiums received was $1,067,495.

At December 31, 2012, the Master Trust was in receipt of cash collateral of $19,775,000 from the broker for swaptions.

Options Contracts

The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.

Exchange-traded options are valued using the National Best Bid and Offer (“NBBO”) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.

When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain / (loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.

Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Below is the summary of the purchased and written options contracts outstanding as of December 31, 2012:

Purchased options

(in thousands)

Description	Counterparty	Notional amount	Expiration date	Value

ISHARES MSCI EMERGING MARKETS PUT at 25	GS	$2,643	6/22/2013	$396
ISHARES MSCI EMERGING MKT IN PUT at 30	GS	797	6/22/2013	199
S&P 500 INDEX PUT at 1300	GS	3	3/16/2013	41
S&P 500 INDEX PUT at 1000	GS	2	3/16/2013	2
S&P 500 INDEX PUT at 1300	GS	5	6/22/2013	160
POWERSHARES QQQ TRUST SERIES 1 PUT at 55	GS	731	6/28/2013	914
S&P 500 INDEX PUT at 950	GS	484	6/22/2013	1,984
ISHARES MSCI EAFE INDEX FUND PUT at 35	GS	1,389	6/22/2013	194
ISHARES MSCI EAFE INDE PUT at 30	GS	1,389	6/22/2013	56
S&P 500 INDEX PUT at 1175	GS	46	6/22/2013	697
S&P 500 INDEX PUT at 1100	GS	115	6/22/2013	1,081

				$5,724

Written options

(in thousands)

Description	Counterparty	Notional amount	Expiration date	Value

S&P 500 INDEX PUT at 900	GS	$(120)	6/22/2013	$(234)
S&P 500 INDEX PUT at 1100	GS	(3)	3/16/2013	(5)
POWERSHARES QQQ TRUST SERIES 1 PUT at 45	GS	(731)	6/28/2013	(197)

				$(436)

In 2012, total premiums received on written options were $3,396,805.

Below is the summary of the purchased and written options contracts outstanding as of December 31, 2011:

Purchased options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE put option	$4,075	3/17/2012	$815
EAFE put option	5,208	9/22/2012	6,641
SPX put option	1,033	9/22/2012	19,424
SPX put option	1,115	3/17/2012	2,420

			$29,300

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Written options

(in thousands)

Description	Notional amount	Expiration date	Value

EAFE put option	$(1,875)	9/22/2012	$(1,275)
SPX put option	(551)	3/17/2012	(358)
SPX put option	(388)	9/22/2012	(4,346)
IRO put option	(29,000)	7/15/2013	(40)
Eurodollar future put option	(833)	6/18/2012	(285)

			$(6,304)

In 2011, total premiums received were $17,488,609.

During the year ended December 31, 2012, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2012:

(in thousands)

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total

Assets:
Unrealized gain on futures contracts *	$44	$—	$—	$44
Purchased options and swaptions	5,724	—	18,285	24,009
Unrealized gain on foreign exchange contracts	—	3,894	—	3,894
Unrealized gain on open swap contracts	—	—	2	2

	$5,768	$3,894	$18,287	$27,949

Liabilities:
Unrealized loss on futures contracts *	$492	$—	$—	$492
Options and swaptions written at value	436	—	155	591
Unrealized loss on foreign exchange contracts	—	5,636	—	5,636
Unrealized loss on open swap contracts	—	—	4,473	4,473

	$928	$5,636	$4,628	$11,192

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2011:

Fair Value of Asset and Liability Derivative Contracts at December 31, 2011

(in thousands)

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total

Assets:
Unrealized gain on futures contracts *	$1,829	$—	$—	$1,829
Purchased options	29,300	—	—	29,300
Unrealized gain on foreign exchange contracts	—	8,461	—	8,461
Unrealized gain on open swap contracts	—	—	11,833	11,833

	$31,129	$8,461	$11,833	$51,423

Liabilities:
Unrealized loss on futures contracts *	$657	$—	$—	$657
Options written at value	6,304	—	—	6,304
Unrealized loss on foreign exchange contracts		652		652
Unrealized loss on open swap contracts	—	—	422	422

	$6,961	$652	$422	$8,035

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2012:

(in thousands)

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)

Futures contracts	$2,265
Foreign currency transactions	(1,466)
Options and swaptions contracts	(29,588)
Swap contracts	(5,319)

$(34,108)

During the year ended December 31, 2012, the average notional value of futures contracts purchased was $56,675,000 and the average notional value of futures contracts sold was $30,400,000. The average notional value of purchased options contracts was $385,103,462 and the average notional value of written options contracts was $253,491,354. The average notional value of purchased swaptions contracts was $184,833,333 and the average notional value of written swaptions contracts was $181,125,000. The average notional value of interest rate swap contracts was $171,536,421 and the average notional value of credit default swap contracts was $40,087,408. The average notional value of forward foreign currency exchange contracts was $247,132,174.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2011:

(in thousands)

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)

Futures contracts	$14,326
Foreign currency transactions	2,388
Options contracts	(26,834)
Swap contracts	128,104

$117,984

During the year ended December 31, 2011, the average notional value of futures contracts purchased was $334,778,457 and the average notional value of futures contracts sold was $80,851,328. The average notional value of purchased options contracts was $29,211,033 and the average notional value of written options contracts was $21,375,281. The average notional value of interest rate swap contracts was $380,695,318 and the average notional value of credit default swap contracts was $85,590,000. The average notional value of forward foreign currency exchange contracts was $230,225,603.

8.	Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. There were no securities loaned by Master Trust at December 31, 2012.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

9.	Related Party Transactions

The Plan, along with the Xerox Corporation Savings Plan, invest in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2012, the Plans purchased common shares in the Fund in the approximate amount of $12,511,000, sold common shares in the Fund in the approximate amount of $28,405,000, and had net depreciation in the Fund of approximately $14,876,000. The total value of the Plans’ investment in the Fund was approximately $92,991,000 and $123,761,000 at December 31, 2012 and 2011, respectively. During 2012, dividends paid on Xerox Corporation common shares amounted to $2,378,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plan, the Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (“RIGP – Union Plan”) and these transactions qualify as party-in-interest. During the year ended December 31, 2012 there was one transfer of $8,000 from the Plan to the Xerox Corporation Savings Plan.

10.	Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

The Master Trust is committed to invest $858,190,602 in certain private equity and real estate funds, of which $810,766,930 has been contributed as of December 31, 2012.

11.	Litigation

Carlson v. Xerox Corporation, et al.

The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 there under; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Notes to Financial Statements

December 31, 2012 and 2011

In December, 2009, the Master Trust received $29.4 million relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in January, 2010.

On February 29, 2012, lead plaintiffs filed an unopposed motion seeking the Court’s approval for a re-distribution of residual class settlement funds, less costs of administration. On September 27, 2012, the Court issued an order permitting the plaintiffs to re-distribute the residual amount remaining in the settlement fund. In December 2012 the Master Trust received $40,515 relating to its portion of the residual amount.

12.	Subsequent Events

Effective January 1, 2013 the Plan’s record keeper changed from Aon Hewitt to Xerox Business Services.

For a participant who attains age seventy and one-half after December 31, 2011, and has terminated employment, Plan benefits will be distributed by April 1 of the calendar year following the calendar year of attainment of age seventy and one-half, in an amount equal to the Required Minimum Distribution and the remainder of the participant’s benefits under the Plan shall be entirely distributed by the last day of the calendar year following the calendar year of attainment of age seventy and one-half. This will not apply to a participant who has elected payment in monthly and quarterly installments from the Plan.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets (Held at End of Year)

December 31, 2012 and 2011

(in thousands)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost		Current Value

* Investment interest in Master Trust	See Note 4	*	*	$242,908

* Participant loans	Loans to plan participants, maturity dates through 2026, interest rates on outstanding loans from 4.25% to 9.5%, per annum			11,018

				$253,926

*	Party-in-interest.
**	Cost is omitted for participant-directed investments.